Exhibit 5.1

[Letterhead of Provident Financial Services, Inc.]

December 19, 2022

Provident Financial Services, Inc.,

239 Washington Street,

Jersey City, NJ. 07302.

Ladies and Gentlemen:

I am a Senior Executive Vice President and the General Counsel and Corporate Secretary of Provident Financial Services, Inc., a Delaware corporation (the “Company”). In connection with the registration under the Securities Act of 1933 (the “Act”) of 54,839,187 shares (the “Securities”) of common stock, par value $0.01 per share, of the Company, I (or counsel acting under my supervision) have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, and the Securities have been duly issued and delivered as provided in the Agreement and Plan of Merger, dated as of September 26, 2022, by and among the Company, NL 239 Corp., a Delaware corporation, and Lakeland Bancorp, Inc., a New Jersey corporation (the “Merger Agreement”), as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the signatures on all documents examined by me (or counsel acting under my supervision) are genuine, assumptions which I have not independently verified.

This letter is furnished by me, solely in my capacity as General Counsel of the Company. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the joint proxy statement/prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ John Kuntz